UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 8, 2019

Commission File Number 001-36501

THE MICHAELS COMPANIES, INC.

A Delaware Corporation

IRS Employer Identification No. 37-1737959

8000 Bent Branch Drive

Irving, Texas  75063

(972) 409-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.06775 par value	MIK	Nasdaq Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Notes Offering and Notes Indenture

On July 8, 2019 (the “Closing Date”), Michaels Stores, Inc. (the “Issuer”), an indirect, wholly-owned subsidiary of The Michaels Companies, Inc., completed the issuance and sale of $500 million in aggregate principal amount of 8.000% Senior Notes due 2027 (the “Notes”). The Notes were issued pursuant to an Indenture, dated July 8, 2019, among the Issuer, certain subsidiaries of the Issuer, as guarantors (the “Guarantors”), and U.S. Bank National Association, as trustee (the “Indenture”).  The Notes will mature on July 15, 2027 and will bear interest at a rate of 8.000% per year, with interest payable semi-annually on January 15 and July 15 of each year, beginning on January 15, 2020.

The net proceeds from the offering and sale of the Notes, together with cash on hand, are being used to redeem the Issuer’s outstanding 5.875% Senior Subordinated Notes due 2020 (the “Senior Subordinated Notes”).

The notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Issuer’s existing and future domestic subsidiaries that guarantee the Issuer’s senior secured credit facilities or certain capital markets indebtedness. The Notes are general, unsecured obligations of the Issuer, and the guarantees of the Notes are general, unsecured obligations of the Guarantors. They (i) rank equally in right of payment with all of the Issuer’s and the Guarantors’ existing and future senior indebtedness, including borrowings under the senior secured credit facilities, (ii) are effectively subordinated to any of the Issuer’s and the Guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such secured indebtedness, including borrowings under the senior secured credit facilities, (iii) are structurally subordinated to all of the liabilities of the Issuer’s subsidiaries that are not guaranteeing the Notes, and (iv) are senior in right of payment with all of the Issuer’s and the Guarantors’ existing and future subordinated indebtedness.

At any time prior to July 15, 2022 the Issuer may redeem (a) up to 40% of the Notes with the gross proceeds from certain equity offerings at a redemption price of 108.000% of the principal amount plus accrued and unpaid interest thereon to, but excluding, the redemption date and (b) all or part of the Notes at 100.000% of the principal amount plus any accrued and unpaid interest thereon to, but excluding, the redemption date and a customary “make-whole” premium. Thereafter, the Issuer may redeem all or part of the Notes at annually declining redemption premiums until July 15, 2024, at and after which date the redemption price will be equal to 100.000% of the principal amount redeemed, plus any accrued and unpaid interest thereon to, but excluding, the date of redemption.

Upon the occurrence of  a change of control, as defined in the Indenture, the holders of the Notes will have the right to cause the Issuer to repurchase some or all of the Notes at 101.000% of the aggregate principal amount thereof plus accrued and unpaid interest to, but excluding, the redemption date.

Subject to certain exceptions and qualifications, the Indenture contains covenants that, among other things, limit the Issuer’s ability and the ability of its restricted subsidiaries, including the Guarantors, to:

•	incur additional indebtedness or issue certain disqualified stock or preferred stock;

•	create liens;

•	pay dividends or make distributions or redeem or repurchase equity;

•	prepay subordinated debt or make certain investments, loans, advances and acquisitions;

•	transfer or sell assets;

•	engage in consolidations, amalgamations or mergers, or sell, transfer or otherwise dispose of all or substantially all of their assets; and

•	enter into certain transactions with affiliates.

The Indenture also provides for events of default which, if any of them occurs, would require or permit the principal of and accrued interest on the Notes to become or to be declared due and payable.

The foregoing description of the Notes is qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

On the Closing Date, the Issuer deposited (or caused to be deposited) funds with the Wells Fargo Bank, National Association, the trustee for the Senior Subordinated Notes, in an amount sufficient to redeem the Senior Subordinated Notes at a redemption price equal to 100.000% of the aggregate principal amount of the Senior Subordinated Notes, plus accrued and unpaid interest on the Senior Subordinated Notes to, but excluding, the redemption date of July 29, 2019. In accordance with the terms of the indenture governing the Senior Subordinated Notes, such indenture was satisfied and discharged as of the Closing Date.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
4.1	Indenture, dated July 8, 2019, among Michaels Stores, Inc., as Issuer, the guarantors party thereto and U.S. National Bank Association, as trustee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MICHAELS COMPANIES, INC.
By:	/s/ Denise Paulonis
Denise Paulonis
Executive Vice President and Chief Financial Officer

Date: July 9, 2019